EXHIBIT 10.36

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 7th day of February, 2006 between Thomas J. Corcoran, Jr. (“Executive”) and FelCor Lodging Trust Incorporated (“the Company”), collectively referred to as the “Parties,” with an “Effective Date” of February 1, 2006.

1.      Executive’s Position/Duties. During the Term of this Agreement (as defined below), Executive will be the employed as the Chairman of the Board for the Company, and shall have all of the duties and responsibilities of that position as the Board of Directors of the Company shall from time to time prescribe. During the first year of the Term, Executive shall work closely with the Company’s new President and Chief Executive Officer (“CEO”) to assist with the transition of executive responsibilities to the new CEO. Following such initial year and the full transition of executive responsibilities, Executive’s responsibilities shall be reduced to those customarily associated with a non-executive Chairman of the Board. Nevertheless, for the full Term hereof, Executive shall be considered a key employee of the Company and shall be entitled to all the Company benefits afforded to key employees. Executive acknowledges he will be placed in a position of special trust with the Company, with access to highly sensitive and valuable trade secrets and other confidential information. Executive agrees to remain loyal to the Company, and not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, the Company.

2.      Term. The initial term of this Agreement and of Executive’s Employment shall be for a period of five (5) years from the Effective Date (the “Term”), and, upon expiration of the Term and each renewal period, shall automatically renew for periods of twelve (12) months each, under the provisions contained herein, unless terminated or unless either party shall deliver notice of non-renewal to the other party not less than six (6) months prior to any termination hereunder. As used herein, the phrase “Term” shall mean the initial Term of employment as well as any renewal terms thereof.

3.	Compensation and Benefits.

a.    Base Salary. During the Term of this Agreement, the Company shall provide Executive with a base salary as follows: for the initial year of the Term, no less than four hundred seventy three thousand four hundred thirty four dollars ($473,434.00) per year, and for each subsequent year (including any renewal periods), no less than three hundred sixty two thousand two hundred fifty dollars ($362,250.00), in each case, paid in accordance with the Company’s normal payroll policies (“Base Salary”). The Base Salary shall be subject to adjustment each year in an amount equal to no less than the average adjustment provided to all other executive management personnel for such year.

b.    Bonuses/Distributions. For the first two years during the Term of this Agreement, the Company shall provide Executive with a bonus based upon the criteria adopted for each such year by the Compensation Committee of the Board of Directors. Each such year

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during the Term of this agreement, the bonus shall be calculated and paid in a manner consistent with the Company’s bonus program. Such bonus shall include criteria designed to meet three thresholds: base, target and stretch. For the first two years of the Term, the amount of bonus payable to Executive at each threshold shall be equal to no less than twenty percent (20%) of Base Salary at the base level; fifty percent (50%) of Base Salary at the target level; and eighty percent (80%) of Base Salary at the stretch level. For each subsequent year of the Term, the amount of bonus, if any, and the criteria for such bonus shall be determined annually by the Compensation Committee. Additionally, as determined by the Company, for the first two years of the Term, Executive shall be entitled to receive additional bonuses in the form of grants of restricted stock, calculated and paid in a manner consistent with the Company’s restricted stock bonus program. The value of the restricted stock bonus payable to Executive shall be equal to no less than two hundred percent (200%) of Base Salary in the first year of the Term, and one hundred percent (100%) of Base Salary in the second year of the Term. For each subsequent year of the Term, the amount of bonus, if any, shall be determined annually by the Compensation Committee.

c.	Benefits. Executive shall be entitled to the following benefits:
(i)

Benefit Plans. Executive shall be entitled to participate in all Company benefit plans, programs and arrangements, including, but not limited to, insurance programs, pension plans, vacation, and sick leave, as afforded other executive management personnel.

(ii)	Country Club Dues. During the Term, the Company shall pay all dues related to Executive’s membership in the Las Colinas Sports Club or other comparable country club selected by Executive.
(iii)

Attorney’s Fees. Executive shall be entitled to reimbursement for reasonable attorney’s fees incurred by Executive in the review and negotiation of this Agreement, upon submission of documentation evidencing such expenses.

d.    Expenses. The Company shall reimburse Executive for reasonable expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Company.

e.    Administrative Assistant and Office Space. During the Term, the Company shall continue to provide Executive with his existing level of support staff and office space at the Company’s corporate offices.

4.      Termination of Employment. Executive’s employment with the Company may be terminated as follows:

a.    Death. In the event of Executive’s death, Executive’s employment will be terminated immediately.

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b.    Disability. In the event of Executive’s disability, Executive’s employment will be terminated immediately. For purposes of this Agreement, “disability” shall mean that Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

c.    Termination by the Company for Cause. The Company shall be entitled to terminate Executive’s employment at any time if it has “Cause,” which shall mean: conviction of a felony or willful gross misconduct that results in a material and demonstrable damage to the business or reputation of the Company; willful refusal by Executive to perform his obligations under this Agreement that is not the result of Executive’s death, disability, physical incapacity or Executive’s termination of the Agreement, and that is not corrected within thirty (30) days following written notice thereof to Executive by the Company, such notice to state with specificity the nature of the willful refusal.

d.    Without Cause. Executive may terminate Executive’s employment at any time without cause upon written notice. At any time prior to six (6) months from the expiration of any term of this Agreement, the Company may terminate Executive’s employment without cause upon written notice.

e.    Termination by Executive upon Change in Control. Executive and the Company are parties to that certain Change in Control and Severance Agreement dated as of October 20, 1998 (the “Severance Agreement”) which provides Executive with certain rights upon termination of his employment. The parties hereby acknowledge that the terms and provisions of the Severance Agreement continue in full force and effect and such provisions are hereby incorporated herein and made a part hereof for all purposes. To the extent that any transaction would result in Executive being entitled to exercise rights or receive benefits under either this Agreement or the Severance Agreement, Executive shall be entitled to elect such rights or benefits as Executive shall determine in his discretion, but without duplication.

f.    Termination by Executive for Good Reason. Executive may terminate Executive’s employment at any time upon written notice to the Company of any event constituting “Good Reason” as defined herein.. For purposes of this Agreement, “Good Reason” shall mean (i) the occurrence of a material breach by the Company of any of its obligations under this Agreement, and (ii) any circumstance constituting “Good Reason” following a “Change in Control of the Company” as those terms are defined in the Severance Agreement; provided, however, that any such termination shall not be treated as termination for Good Reason unless the Executive shall have delivered a written notice to the Company stating his or her intention to terminate his or her employment for Good Reason, specifying the factual basis for such termination and affording the Company the opportunity for thirty (30) days thereafter to cure the underlying reason, if any, for such termination.

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g.    Termination of Executive’s Authority. Executive agrees and acknowledges that, unless otherwise agreed, as of the Effective Date of his termination hereunder, he will have no power to bind the Company, including, but not limited to, the authority to negotiate or enter into any contract or agreement, write any check, negotiate any instrument, or transfer any funds of or on behalf of the Company, and will have no authority to represent that he has the authority or power to bind the Company. Further, Executive also agrees and acknowledges that as of the effective date of this termination of employment hereunder, he will have no relationship with any parent, subsidiary or other affiliated or related entity of the Company.

5.	Compensation and Benefits Upon Termination.

a.    Upon Death or Disability. If Executive’s employment is terminated by reason of death or disability:

(i)

Base Salary and Payment Schedule. The Company shall pay Executive (or in the event of Executive’s death, Executive’s beneficiaries or legal representatives) an amount equal to Executive’s Base Salary otherwise payable through the “Remaining Term of this Agreement” (as defined below) in accordance with the payroll policies of the Company. For all purposes of this Section 5, the “Remaining Term of this Agreement” shall mean the balance of the initial Term of this Agreement if the termination occurs during the initial Term, or through the end of any renewal period if the termination occurs after the initial Term, and in either case, if the termination shall occur within six (6) months from the expiration of the initial Term or any renewal term of this Agreement, and notice of non-renewal of the Agreement has not previously been delivered by the Company, the Remaining Term of the Agreement shall include the next following renewal term.

(ii)

Equity Vests. In addition, all restrictions shall be removed from the restricted stock grant shares and the vesting and exercise of Executive’s stock options shall be governed by the applicable restricted stock and stock option plan of the Company.

(iii)

Medical Benefits. Executive (or Executive’s covered dependents, as applicable) shall be eligible for the benefits described in Section 5.c.(ii) to the same extent as if the Company had terminated Executive’s employment without Cause, or Executive had terminated his employment for Good Reason and lost coverage under the Medical Plans on the last day of the month following the date of his death or Disability.

b.    Termination by the Company for Cause. Upon the termination of Executive’s employment for Cause, the Company will pay to Executive all Base Salary, at the rate then in effect, through the date of Executive’s termination of active employment. Executive shall be entitled only to the restricted stock grant shares that are free from restrictions as of the date of the termination. All stock options, to the extent not theretofore exercised, shall terminate on the 90th day following the date of termination of Executive’s services by the Company with Cause.

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c.    Termination by the Company without Cause or by Executive for Good Reason. If, during the Term of this Agreement, the Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, the Company will pay to Executive all compensation under this Agreement, at the rate then in effect, through the date of Executive’s termination, and the following paragraphs (i) through (vii) shall apply:

(i)

Base Salary and Payment Schedule. The Company shall pay Executive an amount equal to Executive’s Base Salary otherwise payable through the Remaining Term of this Agreement. Such payment shall be made to Executive in a lump sum on the first day of the seventh (7th) month following the date of Executive’s termination of employment.

(ii)

Equity Vests.     In addition, Executive shall be entitled to receive the portion of Executive’s restricted stock grants that are free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from any remaining shares of the restricted stock that are subject to restrictions as of the date of termination, and the vested portion of Executive’s stock options, and the acceleration and immediate vesting of any other unvested stock options. Executive shall have two (2) years from the date of such termination without Cause or for Good Reason to exercise all unvested stock options.

(iii)

Medical Benefits. Subject only to the approval of insurers (including, without limitation, stop-loss insurance), Executive (and his dependents) shall continue to participate in the medical and dental plans (collectively, “Medical Plan”) for the Remaining Term of this Agreement (“Initial Period”), and at the conclusion of such Initial Period, for the period during which he (or his spouse or dependents) would have had continuation coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if Executive had terminated employment and lost coverage under the Medical Plan on the last day of the Initial Period (“Medical Coverage Period”.) As a condition of receiving benefits under the Medical Plan during the Medical Coverage Period, the Executive will be required to pay to the Company one-hundred percent (100%) of the “applicable premium” (as defined in Section 4980B(f)(4)(B) of the Code) with respect to such benefits which are self-insured under the Medical Plan (other insured benefits under the Medical Plan will be provided at no cost to the Executive during the Medical Coverage Period). During the Medical Coverage Period (but not to exceed 24 months after the Initial Period) the Company shall reimburse Executive an amount equal to (i) one hundred percent (100%) of the applicable premium on each date that the Executive is required to pay such applicable premium with respect to benefits which are self-insured benefits under the Medical Plan (nothing herein shall prevent the Company and the Executive from simultaneously paying and reimbursing

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such amount), plus (ii) a “Gross-Up Payment”. The Gross-Up Payment shall be an amount equal to the estimated Federal, state and local tax (including employment taxes) which will be payable by Executive (iii) as a result of the Company’s payment to Executive of the applicable premiums, plus (iv) as a result of the Company’s payment to Executive of the Gross-Up Payment. The Company shall determine such Gross-Up Payment in good faith within one hundred eighty (180) days following Executive’s termination of employment, and shall make the Gross-Up Payment to Executive in a lump sum on the first day of the seventh (7th) month following the date of Executive’s termination of employment. There shall be a final calculation of the Gross-Up Payment at the end of Medical Coverage Period, and an additional payment made by the Company, or a return of payments by Executive, to reflect the actual Gross-Up Payment for the Medical Coverage Period within thirty (30) days from the end of the Medical Coverage Period.

Notwithstanding anything in this Agreement to the contrary, at such time (if ever) during the Medical Coverage Period as it becomes administratively impracticable for the Company to provide Executive or his dependents with full coverage under the Medical Plan, the Company shall pay Executive an amount equal to (i) the sum of the applicable premiums which would have been charged to Executive during the remainder of Medical Coverage Period with respect to the lost coverage portion of the Medical Plan, plus (ii) the full Gross-Up Payment (to the extent not already paid.), such payment to be made on the later of (iii) the date of the lost coverage, or (ii) the first day of the seventh (7th) month following the date of Executive’s termination of employment.

(iv)

Vacation. Executive shall be entitled to a payment attributable to Base Salary for unused vacation accrued. Such payment shall be made to Executive in a lump sum within 30 days following the date of Executive’s termination of employment.

(v)

Obligations of Executive. All obligations relating to agreements of the Executive not to compete with the Company, any affiliate of the Company or the business of the Company and obligations relating to agreements of Executive not to solicit customers of the Company or employees of the Company shall not be affected by Executive’s termination, regardless of the reason.

d.    Expiration of Term. Unless Executive’s service is terminated prior to the end of the Term, upon expiration of the Term, Executive’s stock options and restricted stock grant shares, shall be treated as follows:

(i)	If Executive continues to serve the Company in any capacity following the expiration of the Term, all unvested stock options shall continue to vest

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and the restrictions shall continue to be removed from the restricted stock grant shares as provided in this Agreement and as pursuant to the applicable restricted stock and stock option plan.

(ii)

If Executive ceases to serve the Company in any capacity at any time following expiration of the Term, then, at the time Executive ceases to serve, all unvested stock options shall immediately vest and all restrictions shall be removed from the restricted stock grant shares. In such event, Executive shall be entitled to exercise the stock options at any time prior to the expiration date of the stock option term notwithstanding anything to the contrary in the applicable restricted stock and stock option plan or in this Agreement.

6.      Return of Company Property. Executive acknowledges that all memoranda, notes, correspondence, databases, discs, records, reports, manuals, books, papers, letters, CD Roms, keys, passwords and access codes, client/customer/vendor/supplier profile data, contracts, orders, and lists, software programs, information and records, and other documentation (whether in draft or final form) relating to the Company's business, and any and all other documents containing Confidential Information furnished to Executive by any representative of the Company or otherwise acquired or developed by him in connection with his association with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company. Within twenty-four (24) hours of the termination of his relationship with the Company, Executive promises to return to the Company any Recipient Materials that are in his possession, custody or control, regardless of whether such Materials are located in Executive’s office, automobile, or home or on Executive’s business or personal computers. Executive also shall authorize and permit the Company to inspect all computer drives used or maintained by Executive during his employment or consulting at the Company and, if necessary, to permit the Company to delete any Recipient Materials or Proprietary Information contained on such drives.

7.      Protective Covenants. Executive agrees that the following covenants are reasonable and necessary agreement for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Agreement:

a.    Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms: “Confidential Information” means any confidential or proprietary information possessed by the Company without limitation, any confidential “know-how,” customer lists, details of client and consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Texas.

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“Person” means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

“Protected Employees” means employees of the Company or its affiliated companies who are employed by the Company or its affiliated companies at any time within six (6) months prior to the date of termination of Executive for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by Executive.

“Restricted Period” means the period of Executive's employment by the Company plus a period extending two (2) years from the date of termination of employment; provided, however, the Restricted Period shall be extended for a period equal to the time during which Executive is in breach of his obligations to the Company under this Section 7.

“Restrictive Covenants” means the restrictive covenants contained in Section 7(b) hereof:

b.	Restrictive Covenants.

(i)

Restriction on Disclosure and Use of Confidential Information. Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period or thereafter, reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, at any time during the Restricted Period or thereafter, directly or indirectly, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices,

(ii)

Non-solicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive's own behalf or on behalf of any Person solicit any Protected Employee to terminate his or her employment with the Company.

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(iii)

Non-interference with Company Opportunities. Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that during the Restricted Period or thereafter, Executive shall not directly or indirectly on Executive's own behalf or on behalf of any Person, interfere with, solicit, pursue, or in any way make use of any such business opportunities.

c.    Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

d.	Enforcement of the Restrictive Covenants.

(i)

Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to herein shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(ii)

Severability of Covenant. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in all respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

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e.    Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Executive later challenge any provision as unclear, unenforceable or inapplicable to any competitive activity that Executives intends to engage in, Executive will first notify Company in writing and meet with a Company representative and a neutral mediator (if Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. Executive will provide this notification at least fourteen (14) days before Executive engages in any activity on behalf of a Competing Business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive Executive’s right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. All rights of both parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference.

8.      Merger or Acquisition Disposition and Assignment. In the event the Company should consolidate, or merge into another entity, or transfer all or substantially all of its assets or operations to another Person, or divide its assets or operations among a number of entities, subject to the rights of Executive under the Severance Agreement, this Agreement shall continue in full force and effect with regard to the surviving entity and may be assigned by the Company if necessary to achieve this purpose. Executive’s obligations under this Agreement are personal in nature and may not be assigned by Executive to another Person.

9.      Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or by express mail addressed to the address indicated under the signature block for that party provided below. Either party may designate a different address by providing written notice of a new address to the other party.

10.     Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein.

11.     Waiver, Construction and Modification. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

12.     Governing Law and Venue. It is the intention of the parties that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles. It is stipulated that Texas has a compelling state interest in the subject matter of this Agreement, and that Executive has or will have regular contact with Texas in the performance of this Agreement. The agreed upon venue and personal jurisdiction for the parties on any claims or disputes under this Agreement is Dallas County, Texas.

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13.     Representation of Executive. Executive hereby represents and warrants to the Company that Executive has not previously assumed any obligations that would prevent him from accepting, retaining and/or engaging in full employment with the Company, or which Executive could violate in the ordinary course of his duties for the Company. Further, Executive hereby represents and warrants to the Company that Executive has not previously assumed any obligations that are inconsistent with those contained in this Agreement, and that he will not use, disclose, or otherwise rely upon any confidential information or trade secrets derived from any previous employment, if Executive has any, in the performance of his duties on behalf of the Company. Further, Executive acknowledges that he has read and is fully familiar with the terms of this Agreement, has had a reasonable opportunity to consider this Agreement and to seek legal counsel, and after such review, Executive stipulates that the promises made by him in this Agreement are not greater than necessary for the protection of the Company’s good will and other legitimate business interests and do not create undue hardship for Executive or the public.

14.     Complete Agreement. This Agreement and the Severance Agreement contain the complete agreement and understanding concerning the employment arrangement between the parties and will supersede all other agreements, understandings or commitments between the parties as to such subject matter. The parties agree that neither of them has made any representations concerning the subject matter of this Agreement except such representations as are specifically set forth herein. The parties agree that, except as specifically contemplated by this Agreement, this Agreement supersedes any other agreement, plan or arrangement that may now exist that may otherwise apply to or include the Executive regarding employment, compensation, bonus, severance or retention benefits, that any such agreements, plans or arrangements are hereby terminated with respect to Executive and that none of the Company nor any affiliate of the Company will have any liability or obligation to Executive, his heirs, successors or beneficiaries with respect to the existence or termination of any such agreements, plans or arrangements, notwithstanding the terms of any of them.

15.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators, representatives and assigns. It is specifically agreed that upon the occurrence of any of the events specified in Section 4(e), the provisions of this Employment Agreement shall be binding upon and inure to the benefit of and be assumed by any surviving or resulting Person or any such Person to which such assets shall be transferred.

16.     Executive’s Duty of Cooperation. Executive agrees that both prior to and following the termination of his employment hereunder, he will provide all cooperation and/or assistance as is deemed necessary by the Company for any matters, proceedings or issues the Company may face, and will with and assist the Company and its employee in affecting an orderly transition of all functions, duties and responsibilities of Executive to one or more other employees of the Company, as the Company shall reasonably request.

17.     Effectiveness. This Agreement shall become effective as of the Effective Date upon the later of (i) the execution hereof by all parties and (ii) the approval hereof by the Board of Directors of the Company.

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IN WITNESS WHEREOF, the parties agree to each of the foregoing terms.

EXECUTIVE:

Name:
Address:

THE COMPANY:

FELCOR LODGING TRUST INCORPORATED

By:
Name:
Address:

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